INFOMERCIAL/SEMINAR MARKETING AGREEMENT

     THIS AGREEMENT, dated this 24th day of June, 1997, is by and between the Guthy-Renker Corporation, a Delaware corporation (hereinafter "GRC") and The LeGrand Group, Inc., a Florida corporation (hereinafter "Company") for, among other things, the services of Ron LeGrand (hereinafter "Artist").

                                    RECITALS

A. Whereas GRC is in the business of, among other things, marketing various products and services by way of television commercials and related methods;

B. Whereas Company operates successful workshop/seminar which promotes methods of real estate related business opportunities and further, owns and controls all rights to the marketing services of Artist;

C. Whereas GRC desires to engage Company to furnish the services of Artist, and Company desires to accept such engagement, in the production of certain direct response television commercials (collectively, "Infomericals") to sell the "Products" (defined in Paragraph D below); and

D. Whereas GRC and Company collectively desire to market and distribute those products described on EXHIBIT "A" (collectively, the "Products") attached hereto and incorporated herein by this reference through all global channels of distribution except the fields of seminars/workshops.

NOW THEREFORE in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Process.

    a) GRC and Company presently intend to create and sell Product via Infomercials, inbound and outbound telemarketing methods and such other channels of distribution, excluding seminars, as GRC shall determine:

        b) GRC and Company shall mutually agree upon the Product configuration to be sold.

2.  GRC's Functions.

    a)  GRC shall fund the Infomercials.

        b)  GRC shall purchase media for the Infomericals.

     c)  GRC shall source and fund the manufacturing of Products.

     d) GRC shall cause the initial inbound and outbound telemarketing to cause product sales.

3.  COMPANY'S FUNCTIONS.

    a) Company shall fund and complete all Product development so that the Product is final, turn-key and can be sold directly to the consumer by GRC without further revision or expense.

        b)  Company shall make the Artist available for the Infomercial.

4.  COMPENSATION

    a) ROLL-OUT. If GRC deems the Test Marketing of the Infomercial successful (I.E., Roll-Out), then it shall pay Company a fifty thousand dollar ($50,000) non-returnable advance, which advance shall be applied against the royalties earned by Company from GRC's distribution of the Product.

        b) ROYALTY. During the Term, as defined in Paragraph 8 of this Agreement, GRC shall pay Company a royalty of five percent (5%) of the "Gross Receipts" collected by GRC (or on its behalf). "Gross Receipts" shall mean the revenue GRC collects from the sale of the Product less returns, refunds, credit card chargebacks and fees, declines, cancels and taxes incurred by GRC and shall not include costs or revenues associated with shipping and handling of the Product.

            c) TRAVEL REIMBURSEMENTS. If Artist is required to travel, at GRC's request, more than one hundred (100) miles from Artist's then principal place of residence to participate in the Infomercial production or to attend the shopping channels, then Artist shall be entitled to receive the following from GRC, in addition to the amounts described above, during such travel period: (a) a pro ratable
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                weekly allowance (at 1/7 thereof per day) of $1,400 per week;
                (b) one (1) first class round-trip air transportation; and (c) reasonable lodging (room & taxes only) and ground transportation.

5. GRANT OF RIGHTS.

     a) GRANT. Artist hereby agrees to (i) participate in the production of the Infomercial, the voice-overs, pickups and similar post-production requirements, as well as a brief rehearsal, (ii) attend the shopping channels to make Product sales up to six (6) times per year if and when GRC is able to secure such opportunities, (iii) use best efforts to help GRC complete a saleable Product (including all associated packaging materials, etc.), subject to GRC's reasonable approval, and (iv) grant GRC the exclusive global right to manufacture, market and distribute the Product. If "Corrective Action" (as defined in Paragraph 9(b) below) is required, Artist agrees to provide additional on-camera services at no additional cost. Artist also grants GRC the worldwide right to use Artist's name, photograph, voice and likeness in the Infomercial, and the Product, as GRC deems commercially reasonable during the Term.

     b) CHANNELS OF DISTRIBUTION. GRC shall have the exclusive right to market and distribute the Product in all worldwide channels of distribution if it believes it can successfully distribute them including without limitation in:
(a) All forms of direct response television which include 800/900 (and similar) telephone numbers; (b) Print media; (c) Outbound telemarketing; (d) Package inserts; (e) Catalogs; (f) Direct Sales; (g) Radio; (h) Televised shopping; (i) Credit card syndication; (j) Direct mail; (k) Internet; and (l) Retail. Unless otherwise agreed to, neither party may distribute the Product via workshop/seminars.

6. STATEMENTS. Company shall be paid its royalties on a Calendar quarterly basis within thirty (30) days after the completion of each quarter. GRC shall provide Company monthly statements describing Product sales and media expenditures.

7. AUDIT RIGHTS. At any time within one (1) year after a payment is made hereunder, Company may review GRC's books and records to determine the accuracy of the statements prepared by it. This examination shall be conducted during normal business hours at the place where the applicable books and records are maintained, and at the Company's sole cost and expense. Any determination that GRC has underpaid shall not be deemed a breach of this Agreement unless GRC fails to pay the agreed upon shortfall within ten (10) business days. If both parties agree that the examination revealed more than a five percent (5%) discrepancy between what was paid and what was actually owed, then GRC shall reimburse Company for its reasonable audit costs and expenses (not including travel costs).

8. TERM. The "Term" of this Agreement shall be three (3) years following the full execution of this Agreement. If GRC has paid Company at least one million dollars ($1,000,000) during the initial term or any term thereafter, then GRC shall thereafter have the right, but not the obligation, to renew the Agreement for successive three (3) year terms.

9.  TEST PERIOD.

    a) TEST. GRC shall conduct test marketing of the Product by airing the Infomercial, at its own expense, during a period of not less than three
        (3) days and not more than one [unreadable text] the Infomercial on such cable and broadcast television networks and stations and at such times as GRC, in its sole judgment, determines are likely to draw favorable response rates ("Test Marketing"). GRC shall evaluate the results of Test Marketing and determine, in its sole judgment, how much media to spend (i.e., if the Infomercial results are poor, GRC shall not be required to spend additional money after the initial media buying test if it believes success cannot be achieved), whether the Product return rate is sufficiently low and whether Test Marketing has been successful. A determination that Test Marketing has been successful shall be deemed "Roll-out." Such determination shall be based on volume of Product sold, ratio of advertising costs to sales revenues and such other factors as GRC shall deem relevant.

        b) TEST DETERMINATION. If GRC determines that Test Marketing has been unsuccessful, then GRC shall, within thirty (30) days following the conclusion of such Test Marketing, either (i) terminate this Agreement, or (ii) take appropriate corrective action. For purposes of this Agreement, "Corrective Action" shall mean such steps GRC may propose to alter the Infomercial or the pricing of the Products or otherwise stimulate sales of the Products.

10.  PRODUCT.

     a) GRC. GRC shall fund and either exclusively license or own the Product including, but not limited to, its copyrights, trademarks, patents and other related intellectual property rights. GRC shall also fund and own the (i) Infomercial, (ii) any customer list generated by the Infomercial, and (iii) all packaging, print material and other material related to the Infomercial including but not limited to the copyrights, trademarks, patents and other related intellectual property rights. Notwithstanding the foregoing, Company shall have the right without royalty to GRC to sell or give away at Company's expense any element of the Product as long as such element is not packaged to resemble its presence as part of the Product.

         b) ARTIST. Artist agrees to use best efforts to assist GRC in connection with the creation and development of the Product.

11. GRC OPTION. Within twelve (12) months of the full execution of this Agreement, GRC shall have the right to extend the rights in the Product and Artist's service in a seminar/workshop program on the terms to be negotiated in good faith between the parties.

12. INSURANCE. GRC shall obtain customary (i) commercial general liability and media liability insurance for the Infomercial (and shall name Company and Artist as an additional insured on such policies), and (ii) author's liability insurance for the Product. During the Term, the parties agree to maintain at least one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate for such insurance policies.

13. AFTRA. GRC represents and warrants that it is a signatory in good standing to the current AFTRA Agreement. GRC shall pay the required union pension and health fund payments directly to the pension and health fund of AFTRA, which payments shall be in addition to any other payments provided for herein.

14. APPROVALS. Unless otherwise set forth herein, GRC shall have all final approval rights and controls with respect to the Product and the Infomercial; however, Artist shall have final approval rights over the portion of the script read by Artist and the use of Artist's name, likeness and appearance in connection with the Infomercial. To the extent GRC makes a written approval request from Artist, Artist agrees to respond, in writing, within five (5) business days. Artist's election not to respond in such manner shall be deemed an approval of such request; the parties acknowledge that catalogs will, typically, not give final copy approval to its merchant-clients.

15. NOTICE. Any notice, approval, consent, or other written communication to be given hereunder shall be given in writing and delivered personally, transmitted by confirmed facsimile, or sent by overnight express service to the recipient at the address set forth below. Any notice so transmitted, delivered or mailed shall be deemed to be given on the date it is received or delivered personally.

If to Company:                         The LeGrand Group, Inc.
                                       Attn: Mr. Curt Geisler
                                       9799 Old St. Augustine Road
                                       Jacksonville, FL 33257
                                       Fax:     (904) 880-2776
If to GRC:                             Guthy-Renker Corporation
                                       Attn: Ben Van de Bunt
                                       41-550 Eclectic Street, Suite 200
                                       Palm Desert, CA 92260 USA
                                       Fax:     (760) 773-9016

16. TAXES. GRC and Company agree that each shall be responsible, without liability to the other, for the timely payment of all taxes and other withholdings, deductions and payments required by law with respect to its own operations and employees.

17.  EXCLUSIVITY.

     a) Subject to 17(b) below, during the Term, Artist will not market any other similar product which is competitive with Product via television; however, nothing shall preclude Company and/or Artist from advertising promoting and marketing its workshop/seminars in all other venues.

         b) Notwithstanding the foregoing, GRC shall not have the right to use Artist's services in the field of seminars. GRC acknowledges that during the Term, Artist shall be free to speak at or participate in one or more seminar/workshop programs which market one or more products in the field of real estate business opportunities provided that the product(s) being marketed at such seminar workshop programs will be in different form, under a different title, and in different packaging from the materials being offering by GRC as the Product hereunder.

             c) GRC shall have the exclusive right to product a sequel with Artist upon the same terms as this Agreement.

                 d) Regardless of the length of the Term hereunder, the exclusivity shall be for a period of six (6) months from the date the initial Infomercial is first broadcast and shall continue thereafter until GRC has failed to expend at least on average One Hundred Thousand Dollars ($100,000) per month for consecutive three month periods.

                     e) The foregoing exclusivity provisions of this Paragraph 17 shall not apply to any test involving seminars in which the parties hereto are involved.

18. ASSIGNMENT. GRC shall have the right to assign its rights in this Agreement upon receipt of Company's prior written approval which shall not be unreasonably withheld.

19. LAW TO GOVERN. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.  REPRESENTATIONS AND WARRANTIES.

     a) Artist and Company, respectively, represent and warrant that they (i) have not entered into any oral or written contract which would impair the rights granted to GRC or limit the effectiveness of this Agreement,
         (ii) have no knowledge of any claims or actions which may limit or impair any of the rights granted to GRC or any other right of any third party, and (iii) have no knowledge of any adverse fact (or negative information) which, if disclosed to GRC, may reasonable cause GRC to not enter into this Agreement. Company further represents it has the right to cause Artist to honor his obligations described herein.

         b) Each party represents and warrants that (i) it has no knowledge of any pending or threatened claims which would impair or diminish any of the rights it has granted to the other herein, (ii) it has the right and power to enter into this Agreement, and (iii) the execution and delivery of this Agreement will not result in a breach of, or default under, any other agreement, law or regulation.

21. FIDUCIARY. No fiduciary duty obligations shall be created as a result of this Agreement.

22. INDEMNITY. GRC shall defend, indemnify and hold Company and Artist harmless from and against any and all damages, liabilities, costs, losses, expenses, claims and/or judgments, including legal costs and reasonable attorneys' fees which may result in connection with the Infomercial, the Product and/or the marketing and distribution of the Product, unless resulting directly from Company's or Artist's material breach of this Agreement or Company's or Artist's gross negligence or willful misconduct.

23. TERMINATION. If after execution of this Agreement, GRC determines in the course of production of the Infomercials that the marketing and/or distribution of the Product may not be profitable or may yield only a marginal profit, then GRC shall have the right to terminate this Agreement by providing Company with written notice of termination and shall thereafter have no further obligation to Company except provided the production is completed, to make the payment recited in Paragraph 2(a). In the event GRC shall terminate under this provision, Company may elect on its own or with third parties to continue to produce direct response advertisements to promote and distribute the Product. Upon request, GRC will share all of its work product up to the point of termination and provide its actual out of pocket costs on the project. If Company elects to continue production and further elects to use GRC's work product, then Company will pay GRC seven and one-half percent (7.5%) of Gross Receipts until GRC has recouped its costs.

24. PROMOTIONS. Artist agrees to participate in a video-promotion (I.E., not for broadcast) of GRC, subject to Artist's professional availability.

25. ENTIRE AGREEMENT. The terms of this Agreement as set forth in the numbered Paragraphs hereof are contractual and not mere recitals. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (i) it has carefully read this Agreement; (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof; (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel; (iv) it has conducted such investigation, review and analysis as it has been necessary to understand the provisions of this Agreement and the transactions contemplated hereby; and (v) it has executed this Agreement of its own free will.

Please signify Company's approval of the foregoing terms and conditions by signing in the space provided below so that when countersigned by GRC, this document shall constitute a binding agreement with respect to the matters herein contained.

GUTHY-RENKER CORPORATION,              THE LEGRAND GROUP, INC.
a Delaware Corporation                 a Florida corporation

By:  BEN VAN DE BUNT                   By:  SHAWN M. CASEY
      Ben Van de Bunt, its                   President
      Executive Vice President

I have read the foregoing terms of Agreement dated as of June 24, 1997, and to the extent such terms apply to me as an individual, I agree to be bound as if I had personally signed such Agreement. Further, I agree that for the services to be provided by me pursuant to said Agreement, I am an employee of and The LeGrand Group, Inc. and shall look to that entity for compensation for said services and not to Guthy-Renker Corporation.

RON LEGRAND
                                             Ron LeGrand

                                 EXHIBIT "A"

                                  THE PRODUCT

     The Product shall consist of such books (2-4), pamphlets (1-2), audiotapes (2-4) and other materials (?) as the parties shall mutually agree to hereafter.

     The Product will be sold for $79 or such other price to which the parties may hereafter agree.

                                    ADDENDUM

     This Addendum is made this 24th day of June, 1997 by and the Guthy-Renker Corporation, The LeGrand Group, Inc., and Ron LeGrand.

     WHEREAS, the parties hereto have entered into a certain Infomercial/Seminar Marketing Agreement (hereinafter "Agreement") dated June 24, 1997; and

     WHEREAS, the parties hereto wish to clarify certain provisions in the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. Notwithstanding anything in the Agreement, the Agreement is not intended to include any rights in favor of Guthy-Renker Corporation with regard to the courses, boot camps and other products and services currently sold by The LeGrand Group, Inc. and Ron Legrand.

     IN WITNESS WHEREOF, we have set our hands on the day and date first set forth above.

GUTHY-RENKER CORPORATION,              THE LEGRAND GROUP, INC.
a Delaware Corporation                 a Florida Corporation
By: /s/  BEN VAN DE BUNT               By: /s/  SHAWN M. CASEY
         Ben Van de Bunt, its                   Shawn M. Casey,
         Executive Vice President               its President
         RON LEGRAND
         Ron LeGrand